Ex. 99.1

News
Release

        Vectren Corporation
        One Vectren Square
        Evansville, IN 47708

November 17, 2005

FOR IMMEDIATE RELEASE

VECTREN CORPORATION SELLS $150 MILLION IN LONG TERM DEBT

Vectren Corporation (NYSE:VVC) announced Wednesday the pricing of $150 million in senior unsecured notes through its wholly-owned subsidiary, Vectren Utility Holdings, Inc. (VUHI), which provides financing for the company’s regulated operations. The notes were sold in two tranches of $75 million each consisting of 5.45% 10 year notes due December 1, 2015 and 6.10% 30 year notes due December 1, 2035. LaSalle Capital Markets was the lead manager and book runner on the notes. The transactions are expected to close November 21, 2005.

“We are pleased to complete our 2005 long-term debt financing and take advantage of the current favorable markets for issuing debt”, said Jerry Benkert, Vectren’s Executive Vice President and CFO.

About Vectren
Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales; and utility infrastructure services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forwarding Looking Statements
This document contains forward-looking statements, which are based on management’s beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K filed with the Securities and Exchange Commission on March 2, 2005.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the senior unsecured notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may only be made by means of a prospectus and a related prospectus supplement, copies of which may be obtained when available from LaSalle Capital Markets, at 135 S. LaSalle Street, Suite 1460, Chicago, IL 60603.

Investor Contact  Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact  Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com